Exhibit 99.1

Presentation to Debt Holders dated as of September 8, 2011.

FY2012 Air Mobility Command Teaming Agreement

Military cannot meet requirements for transporting troops and cargo in peace or war

Airlines commit aircraft for military use through Civil Reserve Air Fleet (“CRAF”)

Participating airlines have established four teams that support Air Mobility Command (“AMC”)

World Airways and North American are co-leaders of the Alliance Team, the largest of the four teams, with Evergreen

Allotted share is based on points for each aircraft committed by partners and a Flyer Bonus based on previous AMC flying

Typically only one or two team members actually fly while others receive commissions based on aircraft pledge to the AMC team and points attained

World / North American fly 95% of Alliance Team’s passenger share:

1st in-line for Alliance passenger flights

1st in-line for Alliance MD-11, contoured cargo flights

2nd in-line for Alliance B747 cargo flights

Agreement with Evergreen gives World right to fly 1 B747F in AMC Fixed Buy for Jan-Sep 2012 and 2 aircraft in a combination of Fixed Buy and Expansion in FY 2013

FY2012 Alliance Team Members

American Airlines

ASTAR

Evergreen

North American Airlines

U.S. Airways

World Airways

FY2012 Entitlement expected to be in Range of 30 — 33%.*

Potential for 6-10% more flying if other teams continue to spill trips for which they do not have capacity

*Subsequent to the date of the presentation, the 2012 awards were finalized. Based upon the 2012 AMC award, the Alliance Team 2012 entitlement is 30.4% for Cargo and Passenger Medium Category and 35.6% for Passenger Large Category